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                                                                    EXHIBIT 99.2

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                    INVESTMENT AND STOCKHOLDER AGREEMENT

                                BY AND AMONG

                      CALIFORNIA HOUSING FINANCE, L.P.

                       CAPITAL PACIFIC HOLDINGS, INC.

                      CAPITAL PACIFIC HOLDINGS, L.L.C.,

             THE SUBSIDIARIES OF CAPITAL PACIFIC HOLDINGS, INC.
                  SET FORTH ON THE SIGNATURE PAGES HERETO,

                                     AND

                             THE STOCKHOLDERS OF
                 CAPITAL PACIFIC HOLDINGS, INC. NAMED HEREIN

                          DATED SEPTEMBER 29, 1997


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         THIS INVESTMENT AND STOCKHOLDER AGREEMENT (this "Agreement"), dated
September 29, 1997, is by and among CAPITAL PACIFIC HOLDINGS, INC., a Delaware corporation (the "Company"), CAPITAL PACIFIC HOLDINGS, L.L.C., a Delaware limited liability company, THE SUBSIDIARIES OF THE COMPANY SET FORTH ON THE SIGNATURE PAGES HERETO (the "Subsidiaries"), CALIFORNIA HOUSING FINANCE, L.P., a Delaware limited partnership (the "Purchaser") and CPH2, L.L.C. and CPH3, L.L.C., each a Delaware limited liability company (CPH2, L.L.C. and CPH3, L.L.C. are herein sometimes individually referred to as a "Stockholder" and collectively as the "Stockholders.)"

         WHEREAS, simultaneously with the execution of this Agreement, the Stockholders and the Purchaser have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which the Stockholders shall sell, and the Purchaser shall buy, 2,484,340 shares (the "Shares") of Common Stock, $.10 par value, of the Company (the "Common Stock") for $10,000,000 (the "Purchase Price") and the Purchasers, the Stockholders and Nationsbank, N.A. as escrow agent have entered into an Escrow Agreement (the "Escrow Agreement") pursuant to which the Stock and the Purchase Price are escrowed pending the consummation of the transactions contemplated by this Agreement;

         WHEREAS, the Company, the Subsidiaries and the Purchaser have agreed that on the terms and conditions contained herein the Company and the Subsidiaries shall transfer substantially all of their respective assets to Capital Pacific Holdings L.L.C., a newly organized Delaware limited liability company (the "New L.L.C.") and the Purchaser shall contribute $30,000,000 to the capital of the New L.L.C. and execute a counterpart of the Amended and Restated Limited Liability Company Agreement of the New L.L.C. in the form of Exhibit A (the "New L.L.C. Agreement") in return for a 32.07% membership interest in the New L.L.C.;

         WHEREAS, simultaneously with the execution of this Agreement the Purchaser and the Company have entered into a Registration Rights Agreement in the form of Exhibit B with respect to the Shares (the "Registration Rights Agreement" and together with the Stock Purchase Agreement, the New L.L.C. Agreement, this Agreement, and all other documents pursuant to which the Company and the Subsidiaries contribute their assets to the New L.L.C. and the Escrow Agreement, the "Related Agreements");

         WHEREAS, the Company, the Subsidiaries and the Stockholders have agreed to conduct all of the Company's and the Subsidiaries' future and existing business activities in the New L.L.C. or in future limited liability companies or limited partnerships in which Purchaser shall have a 42.76% interest (32.07% directly through its ownership of such future interests and 10.69% indirectly through its ownership of the Shares (subject to adjustment as provided herein)) as the result of its capital investment in the New L.L.C. and the purchase of the Shares;

         WHEREAS, the Company, the Subsidiaries and the Stockholders have agreed to grant Purchaser the opportunity to provide equity, construction and development financing for future
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projects of the Company and its future affiliates for which outside financing in excess of $1 million is required;

         WHEREAS, the Company, the Purchaser and the Stockholders desire to impose certain restrictions on the disposition and transfer of all of the shares of Common Stock owned by the Purchaser and the Stockholders, and the limited liability company interests in the New L.L.C. and each future limited liability company or limited partnership owned by the Company, the Subsidiaries and the Purchaser, and the purchase of further Common Stock in the Company and to set forth certain voting agreements with respect to such Common Stock and limited liability company and partnership interests and to create certain purchase and sale rights and options with respect to such Common Stock and limited liability interests.

         NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I
                                THE TRANSACTION

         SECTION 1.01 THE TRANSACTION. On the terms and subject to the conditions set forth in this Agreement:

         (a) on or prior to the Closing Date (defined below), the Company and each of the Subsidiaries shall transfer all of their respective properties, contracts, rights and other assets of every kind, both tangible and intangible, excluding only the Excluded Assets (as defined in Section 5.1 of the New L.L.C. Agreement) (the assets to be so transferred are referred to herein as the "Transferred Assets") to the New L.L.C. in exchange for 100% of the membership interests in the New L.L.C., and the New L.L.C. will assume all of the liabilities of the Company and the Subsidiaries (whether known or unknown) provided that liabilities arising with respect to the period after the Closing Date shall be allocated among the New L.L.C., the Mirror Companies and the Future Affiliate in accordance with Section 6.05(c) below;

         (b) after completion of the transfers set forth in paragraph (a), on the Closing Date the Purchaser shall contribute to the capital of the New L.L.C. the sum of $30,000,000 in exchange for newly issued membership interests in the New L.L.C. equal to 32.07% of the outstanding membership interests in the New L.L.C. after taking into account such issuance (and the membership interests of the Company and the Subsidiaries shall be diluted accordingly to 67.93%);

         (c) immediately after completion of the contribution described in clause (b) above, the Purchaser shall consummate the purchase from the Stockholders of the Shares for the Purchase Price pursuant to the Stock Purchase Agreement and the Escrow Agreement;

         (d) on the Closing Date, the parties hereto shall execute and deliver the documents and consummate the transactions described in Section 5.02 of this Agreement.





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                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
                      THE SUBSIDIARIES AND THE NEW L.L.C.

         Each of the Company, the Subsidiaries, the New L.L.C., jointly and severally represents and warrants to the Purchaser as of the date hereof and as of the Closing Date:

SECTION 2.01 ORGANIZATION, QUALIFICATIONS AND CORPORATE POWER. Each of the Company, the New L.L.C. and each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company, the Subsidiaries and the New L.L.C. (a) has or will have all on the Closing Date necessary power and authority and all governmental licenses, authorizations and consents and approvals required to own its properties now owned or proposed to be owned immediately after the Closing Date and to carry on its business as now conducted, (b) is or will be on the Closing Date duly qualified under the laws of each jurisdiction in which qualification is required to own, lease or license its properties so owned, leased or licensed or proposed to be owned, leased or licensed immediately after the Closing Date or to carry on its business as now conducted or so proposed to be conducted immediately after the Closing Date except where the failure to so qualify will not have a Material Adverse Effect and (c) has all necessary power and authority to execute and deliver each of the Related Agreements to which it is or may become a party and to consummate the transactions contemplated thereby.

SECTION 2.02 INTEREST OWNERSHIP. Immediately before the consummation of the transactions contemplated to take place on the Closing Date, the Company and one or more of its wholly-owned subsidiaries will be collectively the beneficial and record owner of all of the outstanding membership interests of the New L.L.C. Immediately after the consummation of the transactions contemplated by this Agreement to take place on the Closing Date, the persons and entities listed on Schedule 2.02 will be the sole legal, record and beneficial owners of the number and percentage of issued and outstanding shares of each class of the Company's Common Stock and membership interests in the New L.L.C. set forth opposite its name on Schedule 2.02. The Subsidiaries and Bayhill Escrow shall immediately before the Closing Date constitute all of the direct and indirect subsidiaries of the Company.

SECTION 2.03 AUTHORIZATION OF AGREEMENTS. The execution and delivery by each of the Company, the Subsidiaries and the New L.L.C. of the Related Agreements to which they are party and the performance of their respective obligations under the Related Agreements to which they are party have been duly authorized by all necessary corporate or limited liability company action on the part of the Company, the Subsidiaries and the New L.L.C.

SECTION 2.04 VALIDITY. This Agreement has been, and each other Related Agreement to which they are party upon its execution and delivery as provided herein will be, duly executed and delivered by the Company, the Subsidiaries, and the New L.L.C. and this Agreement constitutes and each other Related Agreement upon its execution and delivery as provided herein will be, the legal, valid and binding obligation of such entity, enforceable against such entity in





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accordance with its terms, except as the enforceability hereof may be limited
(i) by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (ii) by general equitable principles regardless of whether considered in a proceeding in equity or at law.

SECTION 2.05 GOVERNMENTAL APPROVALS. Subject to the continued accuracy of the representations and warranties of the Purchaser set forth in Section 3.04 of the Stock Purchase Agreement, no registration or filing with, or consent or approval of, or other action by, any Federal, state or other governmental agency or instrumentality or regulatory body is necessary for the valid execution, delivery and performance by the Company, the Subsidiaries, or the New L.L.C. of the Related Agreements, other than (i) satisfaction by the Company of its future periodic reporting obligations under the Securities Exchange Act of 1934 and the associated regulations and (ii) revisions to the Subdivision Approvals as defined in Schedule 2.08 to reflect the transactions contemplated by this Agreement which will be obtained prior to or following the Closing in the ordinary course of business the failure to obtain which prior to Closing will not (except in the case of any Subdivision Approval marked with an asterisk in Schedule 2.08, if any) have a Material Adverse Effect.

SECTION 2.06 ASSET TRANSFER AND ASSUMPTION OF LIABILITIES. At or prior to the Closing, the Company and the Subsidiaries will have transferred all of their respective assets to the New L.L.C. and the New L.L.C. shall have assumed all of the Company's and such Subsidiaries' liabilities, provided, however, that the Excluded Assets will not be transferred to the New L.L.C.

SECTION 2.07 CONTRAVENTION. Neither the execution, delivery and performance of any Related Agreement by the Company, any Subsidiary, or the New L.L.C. nor the consummation of the transactions contemplated hereby or thereby will (with or without notice or lapse of time or both) conflict with, violate or breach (a) any provision of the Company's, any Subsidiaries', or the New L.L.C.'s organizational documents, (b) any law, rule, regulation or order by which the Company, any Subsidiary, or the New L.L.C. or any of the Transferred Assets or any of their properties may be bound or affected, or (c) subject to obtaining the Approvals, any material agreement to which the Company, any Subsidiary, or the New L.L.C. is a party or by which the Company, the New L.L.C., any Subsidiary, or the Transferred Assets or any of their other properties may be bound or affected.

SECTION 2.08 THIRD-PARTY APPROVALS. Other than as set forth in Schedule 2.08, no authorization, consent, order or approval of, notice to or registration or filing with, or any other action by any person or entity (each an "Approval") is required in connection with the valid execution, delivery and performance by the Company, the Subsidiaries, or the New L.L.C. of this Agreement or any of the Related Agreements. All Approvals will be obtained on or prior to the Closing Date other than Approvals the failure to obtain which will not have a Material Adverse Effect. Schedule 2.08 sets forth a list of all material Approvals.





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SECTION 2.09     FINANCIAL INFORMATION.

         (a) The audited consolidated balance sheets of the Company and the Subsidiaries dated as of February 28, 1997, February 29, 1996 and February 28, 1995 and the unaudited consolidated balance sheet of the Company and the Subsidiaries dated May 31, 1997 were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis in accordance with the past practice of the Company and fairly present the consolidated financial position of the Company and the Subsidiaries as of their respective dates.

         (b) The audited consolidated statements of operations, statements of changes in shareholder's equity and statements of cash flows of the Company and the Subsidiaries for the 12-month periods ended February 28, 1997, February 29, 1996 and February 28, 1995, and the unaudited consolidated statement of operations, statement of changes in shareholders equity and statement of cash flows of the Company and the Subsidiaries for the three (3) month period ended May 31, 1997 were prepared in accordance with GAAP applied on a consistent basis in accordance with the past practice of the Company and fairly present the consolidated results of operations, changes in shareholder's equity and cash flows of the Company and the Subsidiaries for such period.

SECTION 2.10 LITIGATION. There is no pending or threatened litigation, suit, action or proceeding that (a) questions the validity of any of the Related Agreements or that seeks to prohibit or restrain the consummation of the transactions contemplated by this Agreement or any of the Related Agreements or (b) could reasonably be expected to have a Material Adverse Effect.

SECTION 2.11 LICENSES. The Company, each Subsidiary and the New L.L.C. owns, holds or possess all material permits, licenses, franchises, registrations, qualifications or other authorizations ("Licenses") necessary to in all material respects entitle the Company, each Subsidiary and the New L.L.C. to use its respective name, to own or lease, operate and use its respective assets and properties and to carry on and conduct its business, as contemplated by the provisions of the New L.L.C. Agreement, including without limitation the delegations of functions by the Company to the Subsidiaries contemplated thereby, and all such Licenses are validly held and in full force and effect. Subject to obtaining the Subdivision Approvals, no such License will under its current terms be subject to suspension, modification, revocation, cancellation or non-renewal as a result of the execution, delivery or performance of any of the Related Agreements.

SECTION 2.12 COMPLIANCE WITH LAWS. Each of the Company, the Subsidiaries, and the New L.L.C. are in compliance with each law, rule or regulation applicable to their respective business, properties or operations except where non-compliance will not have a Material Adverse Effect.

SECTION 2.13 NO MATERIAL ADVERSE EFFECT. Since February 28, 1997, there has not occurred any event, act, condition or occurrence, which has (a) had a material adverse effect upon the business, results of operations, contracts, assets (whether tangible or intangible),





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liabilities, obligations, condition (financial or otherwise), or prospects of the Company, the Subsidiaries or the New L.L.C. taken as a whole or (b) impaired, hindered or adversely affected in any material respect the ability of the Company, any Subsidiary or the New L.L.C. to perform any of their obligations under the Related Agreements (each of (a) and (b), a "Material Adverse Effect").

SECTION 2.14     THE TRANSFERRED ASSETS.

         (a) As of the Closing Date, the New L.L.C. will have good and marketable title to each of the Transferred Assets, subject only to liens and encumbrances of record and other customary liens and encumbrances.

         (b) The transactions contemplated to take place on the Closing Date shall not create any liens or encumbrances on any of the Transferred Assets other than amendments and substitutions for existing liens and encumbrances to reflect the transfer of Transferred Assets to, and assumption of liabilities by, the New L.L.C.

         (c) The Transferred Assets together with the Excluded Assets comprise all real property and personal property, tangible or intangible, owned or used by the Company and the Subsidiaries (i) used or useful in the business of the Company and the Subsidiaries as conducted immediately prior to the Closing Date and (ii) reflected in the financial statements referred to in
Section 2.09, and immediately after the Closing the New L.L.C. shall have the right to utilize such Transferred Assets subject to no material restrictions (other than those to which the Company and its Subsidiaries are subject immediately prior to the Closing).

SECTION 2.15 RESTRICTED PAYMENTS. Since February 28, 1997, neither the Company nor the New L.L.C. has made (a) any dividend or other distribution on
(i) any shares of the Company's capital stock or (ii) any of the New L.L.C.'s membership interests or (b) any payments in cash or otherwise, on account of the purchase, redemption, retirement or acquisition of (i)(x) any shares of the Company's capital stock or (y) any of the New L.L.C.'s membership interests or
(ii) any option, warrant or other right to acquire (x) shares of the Company's capital stock or (y) any of the New L.L.C.'s membership interests.

SECTION 2.16 MISSTATEMENTS. No representation or warranty of the Company, the Subsidiaries or the New L.L.C. contained in any Related Agreement contains any material misstatement of fact or omits to state a material fact necessary to make the statement contained therein not materially misleading. None of the information regarding the actual assets, operations or liabilities of the Company, the Subsidiaries or the New L.L.C. provided by the Company to the Purchaser in writing prior to the date hereof, including without limitation, the business plan set forth as Exhibit A to the New L.L.C. Agreement and related documents (the "Information Documents") contains a material misrepresentation of fact or omitted to state a material fact necessary to make the information set forth in such writing at the level of detail there set forth not materially misleading at the time of such delivery, provided, however, that (a) the Company makes no representation whatsoever regarding any projection of future activity of the Company other than that at the time of such projection it represented the good faith





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expectations of the Company based upon assumptions the Company believed reasonable at the time, (b) the Company has made available to the Purchaser full access to all Company records in its possession or in the possession of its consultants which records include information which provides an additional level of detail (but does not contradict) the Information Documents.

SECTION 2.17 TAXES. Each of the Company and the Subsidiaries has filed all material federal, state, local and foreign tax returns that are required to be filed by it and have paid all taxes due pursuant to those returns or pursuant to any assessment received by it.

SECTION 2.18 ENVIRONMENTAL VIOLATIONS. The Company and the Subsidiaries have no knowledge that the Company or the Subsidiaries or their business or properties are in violation of any applicable federal, state or local environmental law, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended and the Toxic Substances Control Act (collectively "Environmental Laws"), except violations which will not have a Material Adverse Effect.


                                  ARTICLE  III
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Company, the Subsidiaries, and the New L.L.C. that:

SECTION 3.01     ORGANIZATION AND CORPORATE POWER.

         (a) The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the partnership power and authority to execute, deliver and perform all of the Related Agreements to which it is a party.

         (b) California Housing Finance L.L.C. is the sole general partner of the Purchaser and is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the company power and authority to execute and deliver the Related Agreements on behalf of the Purchaser.

SECTION 3.02 AUTHORIZATION OF AGREEMENTS, ETC. The execution and delivery by the Purchaser of the Related Agreements and by its general partner on behalf of the Purchaser and the performance by the Purchaser of its obligations thereunder have been duly authorized by all requisite limited partnership and limited liability company action.

SECTION 3.03 VALIDITY. This Agreement has been and each other Related Agreement upon its execution and delivery as provided herein will be duly executed and delivered by the Purchaser and constitutes and each other Related Agreement upon its execution and delivery as provided herein will be, the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms except as the enforceability thereof may be limited (i) by bankruptcy,





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insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (ii) by general equitable principles regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04     INVESTMENT REPRESENTATIONS.

         (a) The Purchaser is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and has, together with its Affiliates, sufficient knowledge and experience in investing in companies similar to the New L.L.C. so as to be able to evaluate the risks and merits of its investment in the New L.L.C. and it is able financially to bear the risks thereof;

         (b) The Purchaser has had an opportunity to discuss the Company's and the New L.L.C.'s business, management and financial affairs with the Company's management to its satisfaction and, except for reliance on the representations and warranties contained in the Related Agreements and the Information Documents, has relied solely upon its own diligence with respect to the business and properties of the Company and the New L.L.C.; and

         (c) The Purchaser has had full access to records of the Company in the possession of the Company and its consultants and accountants and the Purchaser has availed itself of such access to the extent it believed necessary in connection with determining to effect the transactions contemplated by the Related Agreements.

SECTION 3.05 CONTRAVENTION. Neither the execution, delivery or performance of any Related Agreement nor the consummation of the transactions contemplated hereby or thereby will (with or without notice or lapse of time or both) conflict with, violate or breach (a) any provision of the Purchaser's organizational documents, (b) any law, rule regulation or order by which the Purchaser or any of its properties may be bound or affected, or (c) any material agreement to which the Purchaser is a party or by which the Purchaser or any of its properties may be bound or affected.

SECTION 3.06 THIRD-PARTY APPROVALS. No authorization, consent, order or approval of, notice to or registration or filing with, or any other action by any person or entity is required in connection with the valid execution, delivery and performance by the Purchaser of any of the Related Agreements other than any filings necessary pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934 and associated regulations.

SECTION 3.07 FINANCIAL CAPACITY. The Purchaser will on the Closing Date have the financial capacity to carry out its obligations under the Related Agreements.





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
SECTION 3.08 LITIGATION. There is no litigation, suit, action or proceeding arising out of any action or inaction of Purchaser (a) that questions the validity of any of the Related Agreements or that involves or relates to any of the transactions contemplated by any of the Related Agreements, (b) that could reasonably be expected to adversely affect the Purchaser's ability to perform its obligations under the Related Agreements to which it is a party.

SECTION 3.09 MISSTATEMENTS. No representation or warranty of Purchaser contained in any Related Agreement contains any material misstatement of fact or omits to state a material fact necessary to make the statement contained therein not materially misleading.


                                   ARTICLE IV
                         THE CONDITIONS TO THE CLOSING

SECTION 4.01 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, THE NEW L.L.C. AND THE SUBSIDIARIES. The obligations of the Company, the New L.L.C. and the Subsidiaries to perform their respective obligations set forth below to be performed on the Closing Date are subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

         (a) Representations and Warranties of the Purchaser to be True and Correct. The representations and warranties of the Purchaser contained in the Related Agreements shall be true, complete and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and the general partner of the Purchaser shall have certified in writing to the Company to such effect.

         (b) The Purchaser's Performance. The Purchaser shall have performed and complied in all material respects with all covenants and agreements contained in the Related Agreements required to be performed or complied with by it prior to or at the Closing Date and the general partner of the Purchaser shall have certified to the Company in writing to such effect and to the further effect that the conditions set forth in clauses (a) and (b) of this Section 4.01 have been satisfied.

         (c) Supporting Documents. The Company shall have received copies of the following documents:

                 (i) (A) the Certificates of Limited Partnership and the Limited Partnership Agreement, both certified as of a recent date by a member of the Purchaser and (B) certificates of the Secretary of State of the State of Delaware dated as of a recent date as to the due organization and good standing of the Purchaser and its general partner.

                 (ii) such additional supporting documents and other information with respect to the operations and affairs of Purchaser as the Company or its counsel may reasonably request.

         (d) Litigation. As of such Closing Date, there shall not (i) be in effect any judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to





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prohibit or restrain the consummation of the transactions contemplated by this
Agreement or award any material damages (after taking into account any damages for which full insurance coverage is not in dispute) with respect to the transactions contemplated by this Agreement or (ii) be pending any action or proceeding by a governmental authority which seeks any of the foregoing.

         (e) No Change in Law. There shall not have been any action, or any statute enacted, by any government or agency thereof which would in any material respect prohibit or render the parties unable to consummate the transactions contemplated hereby or make the transactions contemplated hereby illegal.

         (f) Approvals. All of the Approvals set forth in Schedule 2.08 hereto and bearing an asterisk shall have been received.

         (g) Stock Purchase Agreement Conditions. The conditions to the obligations of the Stockholders to be performed at the Closing of the transactions contemplated by the Stock Purchase Agreement shall have been satisfied.

         (h) Related Agreements. The Company, the Subsidiaries, the New L.L.C. and the Stockholders party thereto shall have received each of the Related Agreements, duly executed, to which the Purchaser is party.

         (i) Deliveries. The Purchaser shall have made, or stand willing to make all of the deliveries required by Section 5.02(a) below.

SECTION 4.02 CONDITIONS TO THE OBLIGATIONS OF THE STOCKHOLDERS. The obligations of the Stockholders to perform their obligations set forth below on the Closing Date are subject to the satisfaction or waiver in writing, on or before the Closing Date, of the conditions to the obligations of the Stockholders to be performed at the closing of the transactions contemplated by the Stock Purchase Agreement.

SECTION 4.03 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to perform its obligations set forth below on the Closing Date is subject to the satisfaction or waiver in writing, on or before the Closing Date, of all of the following conditions:

         (a) Representations and Warranties of the Company, the Subsidiaries, and the New L.L.C. to be True and Correct. The representations and warranties of the Company, the Subsidiaries, the Stockholders and the New L.L.C. contained in the Related Agreements shall be true, complete and correct in all respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and an officer of the Company, the Subsidiaries, the Stockholders and the New L.L.C. shall have respectively certified in writing to the Purchaser to such effect.

         (b) The Company's, the Subsidiaries', and the New L.L.C.'s Performance. The Company, the Subsidiaries, the Stockholders and the New L.L.C. shall have performed and





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
complied in all material respects with all covenants and agreements contained in this Agreement and Related Agreements to be performed prior to the Closing Date, and an officer of the Company, the Subsidiaries and the Stockholders shall have respectively certified to the Purchaser in writing to such effect and to the further effect that the conditions set forth in clauses (a) and (b) of this Section 4.03 have been satisfied.

         (c) Supporting Documents. The Purchaser shall have received copies of the following documents:

                 (i) (A) the Second Restated Articles of Incorporation (as amended) and Second Amended and Restated Bylaws of the Company, both certified as of a recent date by an officer of the Company and (B) certificates of the Secretary of State of the State of Delaware and of the State of California dated as of a recent date respectively certifying as to the due organization and good standing in Delaware and qualification in California of the Company.

                 (ii) (A) the Certificate of Formation and the Limited Liability Company Agreement of the New L.L.C., both certified as of a recent date by a member of the New L.L.C. and (B) certificates of the Secretary of State of the State of Delaware and of the State of California dated as of a recent date respectively certifying as to the due organization and good standing in Delaware and qualification in California of the New L.L.C.

                 (iii) a certificate of the Secretary or an Assistant Secretary of the Company and the Subsidiaries dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company and the Subsidiaries, as required, authorizing the execution, delivery and performance by the Company and the Subsidiaries of this Agreement and (B) that such resolutions are in full force and effect.

                 (iv) such additional supporting documents and other information with respect to the operations and affairs of the Company and the Subsidiaries or the New L.L.C. as the Purchaser or its counsel may reasonably request.

         (d) Litigation. As of the Closing Date, there shall not (i) be in effect any judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement or award any material damages (after taking into account any damages for which full insurance coverage is not in dispute) with respect to the transactions contemplated by this Agreement or (ii) be pending any action or proceeding by a governmental authority which seeks any of the foregoing.

         (e) No Change in Law. There shall not have been any action, or any statute enacted, by any government or agency thereof which would in any material respect prohibit or render the parties unable to consummate the transactions contemplated hereby or make the transactions contemplated hereby illegal.

         (f) No Material Adverse Change. There shall have occurred since February 28, 1997 (the "Balance Sheet Date") no Material Adverse Effect provided, however, that a writeoff of up to Eight Million Dollars ($8,000,000) of the book value of the Company shall not be considered in determining whether there has been a Material Adverse Effect.

         (g) Stock Purchase Agreement Conditions. The conditions to the obligations of the Purchaser to be performed at the Closing of the transactions contemplated by the Stock Purchase Agreement shall have been satisfied.

         (h) Related Agreements. The Purchaser shall have received each of the Related Agreements, duly executed and delivered by the Company, the Subsidiaries, the New L.L.C. and the Stockholders party thereto.

         (i) Asset Transfer. The New L.L.C. shall have received good and marketable title to each of the Transferred Assets subject only to liens and encumbrances of record and other customary liens and encumbrances and free of any additional liens resulting from the transactions contemplated to take place at the Closing other than those described in Section 2.14(b) above.

         (j) Approvals. The Purchaser shall have received certified copies of all Approvals set forth on Schedule 2.08 and bearing an asterisk.

         (k) Deliveries. The Company and the Stockholders shall have made, or stand willing to make, all of the deliveries required by Sections 5.02(b) and (c) below.

         (l) Makarechian Agreement. Hadi Makarechian ("Makarechian") shall have executed and delivered the side letter agreement (the "Makarechian Agreement") between Makarechian and the Purchaser in the form previously negotiated. The representations and warranties of Makarechian contained in the Makarechian Agreement shall be true, complete and correct in all respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date. Makarechian shall have performed and complied in all material respects with all covenants and agreements contained in the Makarechian Agreement to be performed prior to the Closing Date.

                                   ARTICLE V
                                  THE CLOSING

SECTION 5.01     CLOSING DATE.

         The Closing Date shall be the later of (i) October 1, 1997 and (ii) the date upon which the conditions to the respective obligations of the Company and the Purchaser have been satisfied or waived in writing.

SECTION 5.02 DELIVERIES AT CLOSING. On the Closing Date on the terms and subject to the conditions of this Agreement:

         (a)     The Purchaser shall:

                 (i) contribute, by wire transfer of immediately available funds, the sum of Thirty Million Dollars ($30,000,000) to an account of the New L.L.C. specified in writing by the Company;

                 (ii) deliver to the Escrow Agent a signed counterpart of the joint escrow instructions in the form of Exhibit A to the Escrow Agreement (the "Joint Escrow Instructions");

                 (iii) execute and deliver a signed counterpart of the New L.L.C. Agreement in the form of Exhibit A, provided however, that Exhibit D to such New L.L.C. Agreement is subject to change in the discretion of the Company to reflect the writeoff described in Section 2.13 hereof (or any portion thereof) provided that there shall be no change in the aggregate Percentage Interest (as defined therein) of the Company and the Subsidiaries;

                 (iv) execute and deliver a signed counterpart of the Registration Rights Agreement;

                 (v) execute and deliver such other documents, agreements and certificates as are reasonably necessary to document the transactions contemplated by this Agreement.

         (b) The Stockholders shall deliver to the Escrow Agent an executed counterpart of the Joint Escrow Instructions.

         (c)     The Company shall:

                 (i) deliver an executed counterpart of the New L.L.C. Agreement in the form of Exhibit A (with any change contemplated by Section 5.02(a)(iii) above);

                 (ii) execute and deliver a signed counterpart of the Registration Rights Agreement;

                 (iii) cause Hadi Makarechian to execute and deliver the Makarechian Agreement; and

                 (iv) execute and deliver such other documents, agreements and certificates as are reasonably necessary to document the transactions contemplated by this Agreement.

         (d) The New L.L.C. shall execute and deliver to the Company such documents, agreements and certificates including assumptions of liabilities as are reasonably necessary to document the transactions contemplated by this Agreement.

                                   ARTICLE VI
                     CERTAIN AGREEMENTS BETWEEN THE COMPANY
                         AND THE PURCHASER AND FARALLON

SECTION 6.01     NON-COMPETE AND NON-SOLICITATION.

In consideration of the access to confidential and proprietary information regarding the business operations of the Company to which Purchaser shall have access as the result of the transactions contemplated by the Related Agreements, the Purchaser agrees that during the Restrictions Period (as defined below) (i) it shall not, directly or indirectly, conduct or invest in any tract homebuilding or production homebuilding activity (but excepting any land development activity even if for the ultimate purpose of homebuilding) within a 100 mile radius of any current or future project of the Company, the New L.L.C. or any Future Affiliate or Mirror Company or of any real property which is the subject of any purchase agreement or option contract to which the Company or any of the Subsidiaries or the New L.L.C. or any Future Affiliate or Mirror Company is at any time a party provided however, that in the event any such activity by the Purchaser was commenced prior to the acquisition of any such project or the entering into of such purchase agreement or option contract of the Company, the New L.L.C., any Future Affiliate or any Mirror Company, the continuation of such activity of the Purchaser shall not be a breach of this
Section 6.01; and (ii) it shall not directly or indirectly hire or solicit the hiring of any current or future employee of the Company, the New L.L.C. or any Future Affiliate or Mirror Company. The Purchaser shall cause all of its affiliates directly or indirectly controlled by Farallon Capital Management, L.L.C. ("Farallon Controlled Affiliate") to comply with the foregoing restrictions. The Purchaser acknowledges that the breach of this Section 6.01 shall cause irreparable harm to the Company, the New L.L.C. or a Future Affiliate or Mirror Company as the case may be, which harm cannot be reasonably, adequately or fully redressed by the payment of damages. Accordingly, the Company shall be entitled, in addition to any other right it may have in law or in equity, to an injunction enjoining the Purchaser and the Farallon Controlled Affiliates from any breach or threatened breach of this Agreement. Purchaser hereby waives the defense in any equitable proceeding that there is an adequate remedy at law for any such breach and Purchaser shall cause the Farallon Controlled Affiliates described above to waive such defense. The "Restrictions Period" shall mean the period from the Closing Date until one year from the date on which the Purchaser is entitled to a direct and indirect interest in any Mirror Company as the result of Section 6.02(d) below which is less than ten percent (10%).

SECTION 6.02     CONDUCT OF COMPANY BUSINESS.

         (a) Existing Business. The Company and the Subsidiaries agree that they will, and the Stockholders will cause the Company and the Subsidiaries to, conduct all of the business of the Company and the Subsidiaries and all other subsidiaries of the Company existing as of the Closing Date (the "Existing Business") exclusively through the New L.L.C. (which conduct of business shall for the purposes of this Section 6.02 include the delegations of functions to certain Subsidiaries of the Company contemplated by Section 3.4(a) of the New L.L.C. Agreement).

         (b) Future Business. The Company and the Subsidiaries agree that they will, and the Stockholders will cause the Company and the Subsidiaries and all other subsidiaries of the Company and the Subsidiaries to, conduct all business (for avoidance of doubt, this shall include all future business activities of the Company and the Subsidiaries) other than the Existing Business ("New Business") exclusively through the New L.L.C. or through one or more Mirror Companies as further set forth in Section 6.02(c) below. The Company, the Subsidiaries and the Stockholders agree that a "Mirror Company" shall mean a limited liability company (or limited partnership for projects in Texas or other states in which a substantial tax or other benefit to the Purchaser or the Company makes use of a limited partnership more reasonable) formed by the Purchaser and the Company and the Subsidiaries. The Company, the Subsidiaries and the Stockholders agree that (1) each Mirror Company operating agreement shall be in the form of the operating agreement attached hereto as Exhibit C (appropriately conformed if the entity is a limited partnership) and that the Company, the Subsidiaries and the Purchaser shall enter into each such operating agreement, and (2) each Mirror Company will be structured so as to be a pass-through entity for federal and state tax purposes. The Company, the Subsidiaries and the Stockholders acknowledge and agree the Purchaser's right to an interest in each Mirror Company as set forth in Exhibit C and Section 6.02(d) in consideration of the capital contribution of $30,000,000 by the Purchaser to the New L.L.C.

         (c)     Structure of New Business.  The parties agree that:

                 (i) New Business which consists of a new project requiring $1 million or less in New Capital (as defined below) shall be (x) subject to the approval of the Purchaser, which approval shall not be unreasonably withheld or delayed (provided, however, that in the event that the New L.L.C. is in a 25% Net Cash Flow Deficit Position as defined in the New L.L.C. Agreement, then such consent may be withheld by Purchaser in its sole discretion) and (y), if the Purchaser consents as provided in clause (x), conducted in the New L.L.C. or, where it is commercially reasonable to do so (taking into account without limitation the acquisition, development and construction financing needs of the New L.L.C. and such project), in a Mirror Company or a wholly-owned limited liability company or limited partnership subsidiary of the New L.L.C.;

                 (ii) New Business not approved by the Purchaser as provided in clause (i)(x) and New Business in each case which consists of a new project which requires New Capital in excess of $1 million which the Purchaser declines to provide pursuant to Section 6.03 below shall be (x) conducted through a limited liability company or limited partnership (a "Future Affiliate") in which a Mirror Company and the source of such New Capital shall be the members or partners, and (y) the form of limited liability company or partnership agreement of the Future Affiliate and the terms on which such New Capital is obtained shall be as agreed between the Company and the source of such New Capital; and

                 (iii) which consists of a new project which requires Outside Capital in excess of $1 million which the Purchaser elects to provide shall be conducted through a Future Affiliate (x) in which a Mirror Company and the Purchaser shall be the members or partners, and (y) which is governed by an operating agreement substantially in the form of Exhibit D hereto and on economic terms determined in accordance with Section 6.03 below. For purposes of this Agreement, the term "New Capital" means any and all financing, whether debt or equity, including borrowings by the Company, guaranties and other recourse financial obligations, other than credit lines available from time to time (other than any credit lines or amendments obtained with respect to such specific New Business).

         (d) Ownership. The percentage membership or partnership interest of the Purchaser and the Company and the Subsidiaries in any Mirror Company shall be identical at all times to such entity's membership interest in the New L.L.C., i.e., immediately upon the consummation of the transactions contemplated to take place on the Closing Date, 32.07% for the Purchaser and 67.93% for the Company and the Subsidiaries collectively. In the event of any transaction in which any Company Interests of either the Company and the Subsidiaries, on the one hand, or the Purchaser on the other are transferred or any new membership or partnership interests in the New LLC or any Mirror Company are issued or redeemed, the Company and the Purchaser shall agree in writing on the effect of such transaction on (x) the foregoing percentages, and
(y) the percentages set forth in Sections 7.02(a) and 7.03 hereof. In the event of any transaction in which any Common Stock owned by the Purchaser or the Stockholders is transferred, or any Common Stock is issued or redeemed, the Company Percentage described in Section 7.03 shall be adjusted accordingly. In addition to the foregoing direct ownership of any Mirror Company, the Purchaser shall indirectly participate in any Mirror Company through its then ownership of Common Stock (immediately upon the consummation of the transactions contemplated to take place on the Closing Date, the indirect participation shall equal 10.69%).

         (e) The "Company Interests." The membership and partnership interests of either the Company and the Subsidiaries or the Purchaser in the New L.L.C. and any Mirror Company shall collectively be referred to herein as their respective "Company Interests."

SECTION 6.03     RIGHT OF FIRST OPPORTUNITY ON FINANCING.

         (a) In the event the Company wishes to pursue any New Business opportunity requiring New Capital in excess of $1 million (a "Financing Opportunity") it shall give Purchaser a reasonable opportunity to furnish such financing provided the Company shall have no obligation to Purchaser whatsoever in connection with any Financing Opportunity which was brought to the Company's attention by a third party willing, and in the Company's reasonable judgment, such third party is financially able to provide all of such financing.

         (b) With respect to such Financing Opportunities, the Company shall advise the Purchaser promptly thereof and shall provide Purchaser such reasonably available information in respect of the Financing Opportunity as is reasonably requested by Purchaser. Purchaser shall have a fifteen (15) Business Day period from the receipt of such information in which to make an offer with respect to any Financing Opportunity. If Purchaser makes an offer in respect of an Financing Opportunity and if such offer is acceptable to the Company in its sole discretion, then Purchaser shall be granted such Financing Opportunity.

         (c) In the event (i) Purchaser declines or does not accept any such Financing Opportunity within fifteen (15) Business Days of Purchaser's having received all information available to the Company as is reasonably necessary to Purchaser's determination whether to express or decline interest in such Financing Opportunity; or (ii) the Company declines the offer which Purchaser makes to accept such Financing Opportunity, the Company shall be free to pursue such Financing Opportunity within sixty (60) days of the events described in subparagraphs (i) or (ii), as the case may be, on such terms and with such financing as it shall determine in its sole discretion, provided, however, that the Company may not without complying again with the terms of this Section 6.03 accept terms which are on balance less favorable to the Company than any terms offered by the Purchaser within such fifteen (15) Business Day period.

         (d) This Section 6.03 shall have no further force or effect after the end of the Restrictions Period.

SECTION 6.04     POTENTIAL TAX RESTRUCTURING.

         The Stockholders, the New L.L.C. and the Company agree to consider in good faith any reasonable proposal which may be made by Purchaser to restructure its ownership interest in the Company into an equity interest in a pass-through entity for federal and state tax purposes provided that any such restructuring shall be at Purchaser's expense and shall not adversely affect the interests of the shareholders of the Company (including the Stockholders) or the respective rights of the Stockholders and the Company under the Related Agreements.

SECTION 6.05     MINORITY CONTROLS.

         (a) Business Plan. The Company shall conduct its operations through the New L.L.C. pursuant to the New L.L.C.'s Business Plan as described in the New L.L.C. Agreement. The "Business Plan" as referred to herein shall be the New L.L.C.'s Business Plan as defined in the New L.L.C. Agreement and the respective business plans of the Mirror Companies and Future Affiliates as described in their respective operating or partnership agreements.

         (b) LLC Vetoes. The Company shall not, and shall cause the New L.L.C. and each Mirror Company not to, take any action for which consent of the Purchaser is required under the terms of the New L.L.C. Agreement or under the similar terms of any Mirror Company's operating or partnership agreement without the consent of the Purchaser, which consent shall not, except as otherwise expressly provided in any such agreement, be unreasonably withheld or delayed.

         (c) Overhead Allocation. It is contemplated in the New L.L.C. Agreement that the Company and the Subsidiaries shall perform certain management and construction services for the New L.L.C. and the Company and the Purchaser contemplate that such services shall also be provided by the Company and the Subsidiaries (or by the New L.L.C.) to Mirror Companies and Future Affiliates under the corresponding provisions of each such entity's operating or partnership agreement. All such services to the New L.L.C. and any Mirror Company are to be provided at the Company's, such Subsidiaries' and, if applicable, the New L.L.C.'s respective costs plus a nominal fee. The Company and the Subsidiaries agree that they shall allocate or cause to be allocated such costs and nominal fees among such entities and the Future Affiliates on a commercially reasonable basis.

         (d) Minority Provisions with Respect to the Company. The Company, the New L.L.C., the Stockholders, the Subsidiaries and the Purchaser agree that the Company shall not, nor shall the Stockholders permit the Company to, do any of the following without the consent of the Purchaser:

                 (i) financing or encumbering any material assets of the Company other than in the course of the business of any New L.L.C., any Future Affiliate or any Mirror Company;

                 (ii) acquiring or disposing of any material assets, licenses or other property other than in the course of the business of any New L.L.C., any Future Affiliate or any Mirror Company, and other than the acquisition or disposal of membership interests in the New L.L.C. or Mirror Company or any Future Affiliate or Mirror Company (the transfer of which is subject to separate restrictions in the New L.L.C. Agreement and Section 6.06 above);

                 (iii) making, executing or delivering any guarantee, indemnity bond, or surety bond, or obligating the Company as surety, guarantor or accommodation party financing or encumbering any material assets of the Company other than in the course of the business of any New L.L.C., any Future
Affiliate or any Mirror Company;

                 (iv) extending any credit on behalf of the Company to any person, firm or corporation other than in the ordinary course of business of the New L.L.C., any Future Affiliate or any Mirror Company;

                 (v) entering into any transaction with any affiliate of the Company, the Subsidiaries, the Stockholders or the New L.L.C. except which are separately addressed in this Section 6.05(d), (x) as contemplated by any of the Related Agreements, (y) transactions in the ordinary course of the business of the Company reasonably consistent with its past practices, or (z) transactions which are not material to the Company;

                 (vi) making any distribution or dividend of any property (other than cash) or allow any shareholder to possess any Company assets for a legitimate Company purpose;

                 (vii) issue any shares of capital stock or other rights to acquire any capital stock of the Company or repurchase or redeem any shares of the Company's capital stock or other securities of the Company other than issuances of Common Stock on terms which have been offered to and not accepted by the Purchaser;

                 (viii) permit the Company to merge or consolidate with any other entity except for any such transaction in which the Company is the surviving entity or which does not materially adverse affect the shareholders of the Company;

                 (ix) increase the base salary paid by the Company to any person employed by the Company, or by the New L.L.C., by any Mirror Company or by any Future Affiliate, who owns or controls in excess of three percent (3%) of the total equity of the Company by a factor in excess of five percent (5%) of the amount paid to such person in the immediately preceding fiscal year of the Company or change the basis on which any bonus or similar compensation is paid to any such person in a manner which would increase such bonus or similar compensation in any material respect.

         (e) Limitations. Section 6.05(d) shall have no further force or effect after the end of the Restrictions Period. Nothing in any of the Related Agreements is intended to in any way restrict the Company's discretion over any cash of the Company (or the proceeds thereof) which is available for dividending to its shareholders (including available cash which has been distributed from the New L.L.C., or any Mirror Company) or to create in Purchaser any interest in any such cash (or the proceeds thereof) other than its interest as a shareholder of the Company.

SECTION 6.06     L.L.C. INTEREST TAG-ALONG.

         (a) The definitions set forth in this Section 6.06 shall apply only to this Section and not generally in this Agreement.

         (b) Subject to the limitations set forth below, in the event the Purchaser, on the one hand, or the Company and the Subsidiaries, on the other hand, (the Company and the Subsidiaries collectively, or the Purchaser, being the "Prospective L.L.C. Seller") shall receive a bona fide offer (an "Offer") from a third party (a "Third Party") to purchase all or a portion of the Company Interests (the "Owned Interests") owned by such Prospective L.L.C. Seller and such Prospective L.L.C. Seller shall be willing to accept such Offer, such Prospective L.L.C. Seller shall give notice thereof (the "Third Party Notice") to the Purchaser or the Company, as the case may be (the "Offeree"), describing the price and all other material terms and conditions of the Offer. Each Offeree shall have the right and option, for a period of twenty (20) business days after the Third Party Notice is deemed given as herein provided, by giving the Prospective L.L.C. Seller written notice (the "Notice of Election"), to sell to the Third Party a pro rata portion of its Owned Interests based on the Owned Interests owned respectively by the Prospective L.L.C. Seller and the Offeree for the same consideration and otherwise on the same terms and conditions as contained in the Offer. The amount of Owned Interests to be sold by any Prospective L.L.C. Seller shall be reduced to the extent necessary to provide for such sales of Owned Interests by the Offeree. The Prospective Seller may not sell any Owned Interests unless any Offeree electing to be included in the sale in accordance with the terms hereof sells at the same time and on the same terms as the Prospective Seller.

         (c) At the closing of any proposed transfer pursuant to the Offer, the Prospective L.L.C. Seller, together with the Offeree if it has elected to sell Owned Interests pursuant to such Offer, shall deliver to the Third Party certificates and/or other instruments representing the Interests to be sold, free and clear of all liens and encumbrances and shall receive in exchange therefor the consideration to be paid or delivered by the Third Party in respect of such Owned Interests as described in the Third Party Notice.

         (d) The Prospective L.L.C. Seller and the Offeree electing to participate in the Offer each shall bear their respective expenses (including, without limitation, legal expenses) incurred in connection with such sale.

         (e) If an Offeree shall not have given as provided herein a Notice of Election pursuant to this Section 6.06 with respect to any Offer Notice, such Offeree will be deemed to have waived all its rights under this Section 6.06 with respect to the transaction specified in such Third Party Notice.

         (f) This Section 6.06 shall have no application to any transfer of Interests to an entity controlled by or under common control with the transferor provided that such affiliate transferee agrees to be bound by this
Section 6.06 to the same extent as was the transferor as evidenced by a written adoption of the relevant provision of this Agreement in a form satisfactory to the Purchaser or the Company, as the case may be.

         (g) Any sales subject to this Section 6.06 shall be subject to the receipt of any consents required under the Related Agreements or under any limited partnership, limited liability company or operating agreement governing such entity whose interests are to be transferred.

                                  ARTICLE VII
                   CERTAIN AGREEMENTS AMONG THE STOCKHOLDERS
                               AND THE PURCHASER

         The following agreements shall have effect from and after the Closing Date until the date on which either the Stockholders, on the one hand, or the Purchaser, on the other, is no longer the owner of any Common Stock or Company Interests.

SECTION 7.01     TAG-ALONG.

         (a) Subject to the limitations set forth below, in the event the Purchaser, on the one hand, or any of the Stockholders, on the other hand, (each a "Prospective Seller") shall receive a bona fide offer (an "Offer") from a third party (a "Third Party") to purchase all or a portion of the Common Stock of the Company (the "Owned Stock") owned by such Prospective Seller and such Prospective Seller shall be willing to accept such Offer, such Prospective Seller shall give notice thereof (the "Third Party Notice") to the Purchaser or the Stockholders, as the case may be (the "Offeree"), describing the price and all other material terms and conditions of the Offer. Each Offeree shall have the right and option, for a period of twenty (20) business days after the Third Party Notice is deemed given as herein provided, by giving the Prospective Seller written notice (the "Notice of Election"), to sell to the Third Party a pro rata portion of its Owned Stock based on the number of shares of Owned Stock owned respectively by the Prospective Seller and the Offeree for the same consideration and otherwise on the same terms and conditions as contained in the Offer or, in case the Purchaser is the Offeree, the Purchaser shall be entitled to sell to the Third Party a pro rata portion of (x) its Owned Stock for the same consideration and otherwise on the same terms and conditions as set forth in the Offer, or, at the Purchaser's option,

(y) its Company Interests (the "Owned Interests") for substantially equivalent consideration and otherwise on the same terms and conditions as set forth in the Offer; provided, however, that in the event the Third Party is unwilling or unable to purchase the Owned Interests, the Stockholders, the Company, the New L.L.C. and the Purchaser agree to use their respective best efforts to cause the Company and the New L.L.C. to exchange the Owned Interests for 32.07% (as reduced to take into account that Purchaser would be selling only its pro rata portion of such transaction with the Third Party and adjusted pursuant to the terms of this Agreement and to take into account any future issuance of Common Stock by the Company) of the outstanding Common Stock in a commercially reasonable tax-efficient manner at the Purchaser's expense, in which case the Purchaser shall be entitled to sell such shares of Common Stock to the Third Party Offeree for the same consideration and otherwise on the same terms and conditions as set forth in the Offer. The amount of Owned Stock to be transferred by the prospective Seller shall be reduced to the extent necessary to provide for such sales by the Offeree. The Prospective Seller may not sell any Owned Stock or Owned Interests unless any Offeree electing to be included in the sale in accordance with the terms hereof sells at the same time.

         (b) At the closing of any proposed transfer pursuant to the Offer, the Prospective Seller, together with the Offeree if it has elected to sell Owned Stock or Owned Interests pursuant to such Offer, shall deliver to the Third Party certificates and/or other instruments representing the Stock or Owned Interests to be sold, free and clear of all liens and encumbrances, together with stock or other appropriate powers duly endorsed therefor, and shall receive in exchange therefor the consideration to be paid or delivered by the Third Party in respect of such Stock or Owned Interests as described in the Third Party Notice.

         (c) The provisions of this Section 7.01 shall not apply to any transfer of Owned Stock to any person pursuant to (i) a public offering by the Company which includes a secondary offering by a Prospective Seller or a secondary offering by the Purchaser in accordance with its registration rights pursuant to the Registration Rights Agreement; (ii) a transaction effected pursuant to Rule 144 promulgated under the Securities Act of 1933; (iii) a transaction involving a gift or for estate or personal financial planning purposes not involving any cash or other financial consideration provided that any transferee agrees to be bound by this Agreement to the same extent as was the transferor as evidenced by a written adoption of the relevant provisions of this Agreement by such transferee in a form reasonably satisfactory to the Purchaser if the Stockholder is transferring, or the Stockholder if the Purchaser is transferring, as the case may be (a "Transferee Adoption"); (iv) a transaction involving a transfer to an entity controlled by or under common control with the Prospective Seller (other than the Company, the Subsidiaries, the New L.L.C. or any Future Affiliate) or (v) a transaction which results in proceeds which in the aggregate with all other transfers after the Closing Date by such Prospective Seller are not in excess of Three Million Dollars ($3,000,000). The Prospective Seller and the Offeree electing to participate in the Offer each shall bear their respective expenses (including, without limitation, legal expenses) incurred in connection with such sale.

         (d) If an Offeree shall not have given as provided herein a Notice of Election pursuant to this Section 7.01 with respect to any Offer Notice, such Offeree will be deemed to have waived all its rights under this Section 7.01 with respect to the transaction specified in such Third Party Notice.

         (e) Except as expressly provided in this Section 7.01, the Prospective Seller shall not have any obligation to any Offeree with respect to the sale of any Owned Stock owned by such Prospective Seller in connection with this
Section 7.01. Anything herein to the contrary notwithstanding and irrespective of whether any Notice of Election shall have been given as herein provided, the Prospective Seller shall not have any obligation to any Offeree to sell any Owned Stock or Owned Interests pursuant to this Section 7.01 if such Prospective Seller decides not to accept or consummate any Offer with respect to its Owned Stock (it being understood that any and all such decisions shall be made by such Prospective Seller in its sole discretion).

SECTION 7.02     RIGHT OF FIRST NEGOTIATION.

         (a) If at any time the Purchaser or any Farallon Controlled Affiliate purchases from any Third Party or on an exchange or the over-the-counter market shares of Common Stock, the Purchaser shall, simultaneously with the consummation of such purchase, give written notice to the Stockholders specifying the total number of shares the Purchaser or such Farallon Controlled Affiliate purchased and the purchase price for such number of shares. Such written notice shall constitute an offer to purchase (the "Offer to Purchase") two times the amount of such shares from the Stockholders at the same prices paid by Purchaser or such Farallon Controlled Affiliate for such shares, who shall have ten Business Days to accept or decline such Offer to Purchase. If the Stockholders accept such Offer to Purchase, the transaction shall be consummated within ten Business Days of such acceptance and allocated between the Stockholders as specified by CPH3, L.L.C. If the Stockholders decline or fail to accept such Offer to Purchase such shares, then the Purchaser shall be free for a ninety (90) day period to purchase the number of shares of Common Stock as were the subject of the Offer to Purchase from any Third Party or on an exchange or the over-the counter market or otherwise, but in each case, on terms no less favorable to the Purchaser as the terms of such Offer to Purchase, provided, however, that in the event of any such purchases on an exchange or the over-the counter market, such purchases may be at a price of up to 120% of the price specified in the Offer to Purchase. Any purchases by Purchaser not completed within such ninety (90) day period or on such terms shall be completed only through compliance again with the provisions of this
Section 7.02(a).

         (b) If at any time the Stockholders or any affiliate controlled by or under common control with any Stockholder shall have purchased any additional shares of Common Stock, the Stockholders shall give written notice to the Purchaser of such purchase specifying the total number of shares the Stockholders have purchased and the purchase price for such number of shares. Such notice shall constitute an offer to purchase (the "Stockholder Offer to Purchase") two times the amount of such shares from the Purchaser at the same prices as for the shares so purchased, who shall have ten Business Days to accept or decline such Stockholder Offer to Purchase. If the Purchaser accepts such Stockholder Offer to Purchase, the transaction shall be consummated within ten Business Days of such acceptance. If the Purchaser declines or fails to accept such Stockholder Offer to Purchase, then the Stockholders shall be free for a ninety (90) day period to sell such shares of Common Stock to any Third Party or on an exchange or the over-the-counter market on terms no less favorable to the Stockholder as the terms of such Stockholder Offer to Purchase, provided, however, that in the event of any such purchases on an exchange, such purchases may be at a price of up to 120% of the price specified in the Stockholder Offer to Purchase. Any purchases by Stockholders not completed within such ninety (90) day period or on such terms shall be completed only through compliance again with the provisions of this Section 7.02(b).

SECTION 7.03     BUY-SELL AGREEMENT.

         (a) Defined Terms. For the purposes of this Section 7.03, the Purchaser and the Stockholders are referred to collectively as the "Parties" and individually as a "Party," the Company, the New LLC and each Mirror Company and Future Affiliate and any entity in which the New LLC or any Mirror Company or Future Affiliate may own stock, membership interests, partnership interests or other ownership interests as of the date that an Election Notice (as defined below) is given are referred to collectively as the "Entities" and individually as an "Entity," and all right, title and interest in the Company, the New LLC, each Future Affiliate and each Mirror Company owned by the Stockholders and their affiliates (other than the Company or any of the Subsidiaries or any Mirror Company or Future Affiliate) on one hand, and by the Purchaser and its affiliates (other than the Company or any of the Subsidiaries or any Mirror Company or Future Affiliate) on the other hand, as of the date that an Election Notice is given are referred to collectively as the "Entity Interests."

         (b) Buy-Sell Election. Either the Stockholders or the Purchaser may elect to resort to the buy-sell procedure set forth in this Section 7.03 at any time after the expiration of thirty-six (36) months following the date of this Agreement (the "Buy-Sell Date"). At any time from and after the Buy-Sell Date, either the Stockholders or the Purchaser (the "Offering Party") may elect to trigger the provisions of this Section 7.03 by delivering a written notice of its election (the "Election Notice") to the other Party (the "Non-Offering Party"). The Election Notice shall set forth the aggregate value of the Entities (the "Value") determined in the Offering Party's sole discretion. The date on which the Election Notice is received by the Non-Offering Party is the "Election Date."

         (c) Non-Offering Party's Election. Within 30 days after the Election Date, the Non-Offering Party shall elect by written notice to the Offering Party either to (i) purchase the Entity Interests of the Offering Party and its affiliates (other than the Company or any of the Subsidiaries or any Mirror Company or Future Affiliate) for a cash purchase price equal to the Purchase Price, or (ii) sell the Entity Interests of the Non-Offering Party and its affiliates (other than the Company or any of the Subsidiaries or any Mirror Company or Future Affiliate) to the Offering Party for a cash purchase price equal to the product of (A) the Purchase Price, multiplied by (B) 110%. If the Non-Offering Party shall not respond within such 30-day period, the Non-Offering Party shall be deemed to have elected to sell its Entity Interests to the Offering Party. The Election Notice and the Non-Offering Party's election (or deemed election) shall constitute each such Party's waiver of any right it may otherwise have under the Related Agreements to consent or object to any transfer of Entity Interests which is contemplated by such notice and election.

         (d) Purchase Price. For purposes of this Section 7.03, the "Purchase Price" shall mean an amount equal to the sum of:

             (i)  the product of (A) the Applicable Percentage, multiplied by
(B) the excess of (I) the Value, over (II) the amount of non-distributed cash held by the Company on the Buy-Sell Transfer Date (the "Non-Distributed Cash"), plus

             (ii) the product of (A) the Company Percentage, multiplied by (B) the amount of the Non-Distributed Cash.

         (e) Percentage Definition.

             (i) For purposes of this Section 7.03, the term "Applicable Percentage" shall initially mean (A) 42.76% if the Purchaser is the seller of its Entity Interests and (B) 37.67% if the Stockholders are the sellers of their Entity Interests; provided, however, that the Applicable Percentages shall be subject to change from time to time in accordance with Section 6.02(d).

             (ii) For purposes of this Section 7.03, the term "Company Percentage" initially shall mean (A) 16.57% if the Purchaser is the seller of its Entity Interests and (B) 58.38% if the Stockholders are the sellers of their Entity Interests; provided, however, that the Company Percentage shall be subject to adjustment as provided above in Section 6.02(d) above including, without limitation, as the result of exercise of the warrants described in
Section 2.06(b) of the Stock Purchase Agreement.

         (f) Buy-Sell Purchase Agreement; Defaults. Immediately upon the Non-Offering Party's election or deemed election to buy or sell pursuant to
Section 7.03(c), the selling Party(ies) and the purchasing Party shall enter into a purchase agreement in reasonable form to carry out the provisions of this Section 7.03 (the "Buy-Sell Purchase Agreement"). The Buy-Sell Purchase Agreement shall contain representations and warranties as to such transactions by each of the selling Party(ies) and the purchasing Party substantially the same (i.e., revised to reflect the parties involved, their names, respective type of entity and interests owned and the like) as the representations and warranties set forth in the Stock Purchase Agreement. In the event of a default in any material respect by the purchasing Party, the selling Party(ies) may (i) elect, by written notice to the defaulting purchasing Party to purchase the interest of the purchasing Party, within thirty (30) days after such notice, for a purchase price equal to ninety percent (90%) of the Purchase Price the purchasing Party would have received were the purchasing Party instead the selling Party pursuant to the election made by the Non-Offering Party pursuant to Section 7.03(c), or (ii) pursue any other remedy available under applicable law including, without limitation, injunctive relief. In the event of a default in any material respect by the selling Party(ies), the purchasing Party may pursue any remedy available under applicable law including, without limitation, injunctive relief.

         (g) Closing Matters.  The closing of the purchase and sale pursuant to
Section 7.03 shall be held at such place as is agreed upon by the selling Party(ies) and purchasing Party (or, failing such agreement, at the principal place of business of the Company) within sixty (60) days after the

Non-Offering Party's election or deemed election to sell or ninety (90) days after the Non-Offering Party's election to purchase (the date of such closing being herein called the "Buy-Sell Transfer Date"). At the closing, the selling Party(ies) shall deliver to the purchasing Party assignments which shall be sufficient to transfer good title to the Entity Interests being transferred, free and clear of all liens, encumbrances, claims, rights and options of any kind or character whatsoever and otherwise in form reasonably satisfactory to both the selling Party(ies) and purchasing Party; the purchasing Party shall deliver to the selling Party(ies) by certified or cashier's check or wire transfer of immediately available federal funds the purchase price, determined as set forth above, as adjusted by the prorations and credits set forth below, and increased by an interest factor equal to interest on the purchase price at the rate of 10% per annum, compounded quarterly, from the Election Date until the Buy-Sell Transfer Date; and the parties shall split closing costs (including any transfer taxes) in the manner prescribed by the Election Notice. Upon the Buy-Sell Transfer Date, the purchasing Party shall release the selling Party(ies) from all obligations of the selling Party(ies) under the applicable agreements governing each Entity and all claims, obligations and liabilities of the Entities as to which and to the extent recourse against the selling Party(ies) could be had, in each case whether accruing or arising before or after the date of the Buy-Sell Transfer Date. Notwithstanding the foregoing, in no event shall the purchasing Party be obligated to release the selling Party(ies) from (i) any claims, obligations and liabilities resulting from any matter which has not been disclosed in writing by the selling Party(ies) to the purchasing Party prior to the Election Date, or (ii) any matter the release of which by the purchasing Party would constitute a breach of its fiduciary duty to the other shareholders of the Company or its affiliates (provided that the purchasing Party nevertheless shall waive any right to directly or indirectly share in or benefit from any recovery in connection with the matters excepted under this clause (ii) from the purchasing Party's release). The purchasing Party may, at any time prior to such closing, assign to any person, partnership, limited liability company, corporation or entity its right to receive the assignment under this Section 7.03 provided such assignee can and does make the same representations and warranties required of the purchasing Party under the Buy-Sell Purchase Agreement, but such assignment shall not relieve purchasing Party of its obligations and liabilities hereunder. It shall be a condition to closing for the benefit of the purchasing Party that the selling Party(ies) shall have continued to in all material respects discharge their respective duties as required under the applicable agreements governing each Entity until the Closing.

         (h) Cooperation and Further Assurances. The Parties agree to reasonably cooperate and take such actions and cause to be executed such documents as may be reasonably necessary or appropriate in connection with carrying out the provisions of this Section 7.03.


                                  ARTICLE VIII
                                 MISCELLANEOUS

SECTION 8.01 EXPENSES. The Company, on the one hand, and the Purchaser, on the other, shall each pay its own expenses in connection with the transactions contemplated by this Agreement, whether or not such transactions shall be consummated.

SECTION 8.02     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

          (a) Any representation and warranty made herein, or in any certificate or instrument delivered to the Purchaser pursuant to or in connection with this Agreement, shall survive the execution and delivery of this Agreement, and the sale, transfer and delivery of the Shares pursuant to the Stock Purchase Agreement for a period of eighteen (18) months.

          (b) Indemnification for Breaches.

                 (i) Indemnification by the Company, the Subsidiaries, and the New L.L.C. Each of the Company, the Subsidiaries, and the New L.L.C., jointly and severally, will indemnify the Purchaser and its affiliates and each of their respective shareholders, partners, members, directors, officers, employees, agents and Affiliates (collectively, the "Purchaser Indemnified Persons") against and hold each Purchaser Indemnified Person harmless from any and all liabilities, losses, damages, costs, expenses (including without limitation, reasonable attorneys' fees and expenses) (collectively "Losses") that the Purchaser Indemnified Persons may incur or become subject to arising out of or due to:

                          (x)     any breach of any of the representations and
warranties of the Company, the Subsidiaries, or the New L.L.C. contained in any Related Agreement; or

                          (y)     the nonfulfillment of any covenant,
undertaking, agreement or other obligation of the Company, any Subsidiary, or the New L.LC. contained in any Related Agreement.

                 (ii) Indemnification by the Purchaser. The Purchaser will indemnify the Company, the Subsidiaries, and the New L.L.C. and each of their respective shareholders, partners, members, directors, officers, employees, agents and Affiliates (collectively, the "Company Indemnified Persons") against and hold each Company Indemnified Person harmless from any and all Losses that the Company Indemnified Persons may incur or become subject to arising out of or due to:

                          (x)     any breach of any of the representations and
warranties of the Purchaser contained in any Related Agreement; or

                          (y)     the nonfulfillment of any covenant,
undertaking, agreement or other obligation of the Purchaser in any Related Agreement.

                 (iii) Period for Claims. Notwithstanding anything to the contrary set forth in this Agreement, any claim for indemnification under this
Section 8.02(b) must be made in a writing delivered by the Indemnified Person to the indemnifying party within the period of 18 months from the Closing Date.

         (c) Indemnification by the Stockholders. The Stockholders will indemnify the Purchaser Indemnified Persons against and hold each Purchaser Indemnified Person harmless from any and all Losses that the Purchaser Indemnified Persons may incur or become subject to arising out of or due to:

                          (x)     any inaccuracy or breach of any of the
representations and warranties of the Stockholders contained in any Related Agreement; or

                          (y)     the nonfulfillment of any covenant,
undertaking, agreement or other obligation of the Stockholders contained in any Related Agreement.

         (d) Indemnification by the New L.L.C. The New L.L.C. will indemnify the Company and the Subsidiaries and each of their respective shareholders, partners, members, directors, officers, employees, agents and Affiliates (collectively, the "Assumed Liability Indemnified Persons") against and hold each Assumed Liability Indemnified Person harmless from any and all Losses that the Assumed Liability Indemnified Persons may incur or become subject to arising out of or due to any of the liabilities of the Company and the Subsidiaries assumed by the New L.L.C. as the result of the transactions
contemplated by the Related Agreements.  SECTION 8.03     PARTIES IN INTEREST:
ASSIGNMENT. All representations, warranties, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. No party may assign its rights hereunder without the prior written consent of the other parties hereto, except
(i) as provided in Section 7.01(c)(iii) and (iv) hereof, and (ii) the Purchaser and any Stockholder may assign all of such rights, each to a single Affiliate. Except as set forth in Section 7.01(c)(iii) and (iv) above, notwithstanding anything to the contrary set forth herein, none of the representations, warranties, covenants or agreements contained in this Agreement shall benefit any transferee of any of the Stock or the Company Interests other than such a single Affiliate or the parties hereto.

SECTION 8.04 WAIVER. Any of the terms or conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this Agreement.

SECTION 8.05 NOTICES, ETC. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified or registered mail, postage prepaid:

If to the Stockholders:           CPH2, L.L.C. or CPH3, L.L.C.
                                  Attention:  Hadi Makarechian
                                  c/o Capital Pacific Holdings, Inc.
                                  4100 MacArthur Blvd., Suite 200
                                  Newport Beach, California  92660
                                  Telecopy No.:  (714) 622-8410

If to the Company                 Hadi Makarechian
or any of the Subsidiaries:       Chairman of the Board
                                  Capital Pacific Holdings, Inc.
                                  4100 MacArthur Blvd., Suite 200
                                  Newport Beach, California  92660
                                  Telecopy No.:  (714) 622-8410

with a copy to:                   Dag Wilkinson, Esq.
                                  Wiley, Rein & Fielding
                                  1776 K Street, N.W.
                                  Washington, DC  20006
                                  Telecopy No.: (202) 429-7049

If to the Purchaser:              c/o Farallon Capital Management, L.L.C.
                                  One Maritime Plaza
                                  Suite 1325
                                  San Francisco, California  94111
                                  Attention:  Steve Millham
                                  Telecopy No.: (415) 421-2133

with a copy to:                   Richards Spears Kibbe & Orbe
                                  One Chase Manhattan Plaza
                                  57th Floor
                                  New York, New York  10005
                                  Attention:  William Q. Orbe, Esq.
                                  Telecopy No.:  (212) 530-1801

Any party may, by written notice to the other parties, change the address or telecopy number to which notices to such party are to be delivered or mailed or sent by facsimile transmission. All such notices or other communications shall be effective and be deemed to have been given as of the date on which such notices are actually received.

SECTION 8.06 ENTIRE AGREEMENT: AMENDMENT. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all other agreements, arrangements and understandings relating to the subject matter hereof, both oral and written. No representation, promise, inducement or statement of intention has been made by either of the parties hereto which is not embodied in this Agreement, or the written statements, certificates or other documents delivered pursuant hereto or the Related Agreements referred to above, and neither of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. This Agreement and the Related Agreements may be amended or modified only by a written instrument executed by the parties hereto or by their successors and assigns.

SECTION 8.07 PRESS RELEASES. None of the parties hereto shall issue any press releases or make any public announcements of any of the transactions contemplated by this Agreement except as may be mutually agreed to in writing by the parties hereto; provided, however, that notwithstanding the foregoing, each of the parties hereto shall be permitted and will cooperate with the other party, to make such disclosures to the public or governmental authorities as they shall deem necessary to maintain compliance with, or to prevent violation of, applicable laws.

SECTION 8.08 GENERAL. This Agreement (i) shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof; and (ii) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.09 SEVERABILITY. To the extent that any provision of this Agreement which does not materially affect the intent of the parties hereto shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

SECTION 8.10 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         (a) "Person" shall means an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

         (b) an "Affiliate" of a person shall mean someone that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person.

         (c) "Business Day" means any day on which commercial banks are open for business in California.

         (d) The following terms shall have their respective meaning as set forth in the referenced sections of this Agreement:


      Term                                                Section
      ----                                                -------
      "Accredited investor"                               Section 3.04(a)
      "Agreement"                                         Recitals
      "Applicable Percentage"                             Section 7.03(e)(i)
      "Approval"                                          Section 2.08
      "Assumed Liability Indemnified Persons"             Section 8.02(d)

      "Balance Sheet Date"                                Section 4.03(f)
      "Business Plan"                                     Section 6.05(a)
      "Buy-Sell Date"                                     Section 7.03(b)
      "Buy-Sell Purchase Agreement"                       Section 7.03(f)
      "Buy-Sell Transfer Date"                            Section 7.03(g)
      "Common Stock"                                      Recitals
      "Company"                                           Recitals
      "Company Indemnified Persons"                       Section 8.02(b)(ii)
      "Company Interests"                                 Section 6.02(e)
      "Company Percentage"                                Section 7.03(e)(ii)
      "Election Date"                                     Section 7.03(b)
      "Election Notice"                                   Section 7.03(b)
      "Entity"                                            Section 7.03(a)
      "Entities"                                          Section 7.03(a)
      "Entity Interests"                                  Section 7.03(a)
      "Environmental Laws"                                Section 2.18
      "Escrow Agreement"                                  Recitals
      "Existing Business"                                 Section 6.02(a)
      "Farallon Controlled Affiliate"                     Section 6.01
      "Financing Opportunity"                             Section 6.03(a)
      "Future Affiliate"                                  Section 6.02(c)(ii)
      "GAAP"                                              Section 2.09(a)
      "Information Documents"                             Section 2.16
      "Joint Escrow Instructions"                         Section 5.02(a)(ii)
      "Licenses"                                          Section 2.11
      "Losses"                                            Section 8.02(b)(i)
      "Makarechian"                                       Section 4.03(l)
      "Makarechian Agreement"                             Section 4.03(l)
      "Material Adverse Effect"                           Section 2.13
      "Mirror Company"                                    Section 6.02(b)
      "New Business"                                      Section 6.02(b)
      "New Capital"                                       Section 6.02(c)(ii)
      "New L.L.C."                                        Recitals
      "New L.L.C. Agreement"                              Recitals
      "Non-Distributed Cash"                              Section 7.03(d)(i)
      "Non-Offering Party"                                Section 7.03(b)
      "Notice of Election"                                Section 6.06(b)
      "Offer"                                             Section 6.06(b)
      "Offeree"                                           Section 6.06(b)
      "Offer to Purchase"                                 Section 7.02(a)
      "Offering Party"                                    Section 7.03(b)
      "Owned Interests"                                   Section 7.01(a)
      "Owned Stock"                                       Section 7.01(a)
      "Party"                                             Section 7.03(a)
      "Parties"                                           Section 7.03(a)

      "Prospective L.L.C. Seller"                         Section 6.06(b)
      "Prospective Seller"                                Section 7.01(a)
      "Purchase Price"                                    Recitals
      "Purchaser"                                         Recitals
      "Purchaser Indemnified Persons"                     Section 8.02(b)(i)
      "Registration Rights Agreement"                     Recitals
      "Restrictions Period"                               Section 6.01
      "Related Agreements"                                Recitals
      "Shares"                                            Recitals
      "Subdivision Approvals"                             Section 2.05
      "Subsidiaries"                                      Recitals
      "Stockholder(s)"                                    Recitals
      "Stockholder Offer to Purchase"                     Section 7.02(b)
      "Stock Purchase Agreement"                          Recitals
      "Third Party"                                       Section 6.06(b) and 7.01
      "Third Party Notice"                                Section 6.06(b) and 7.01
      "Transferred Assets"                                Section 1.01(a)
      "Transferee Adoption"                               Section 7.01(c)
      "Value"                                             Section 7.03(b)

SECTION 8.11 TERMINATION. This Agreement may be terminated by either party hereto if the Closing shall not have occurred on or before November 18, 1997, or such later date as may have been agreed upon by the parties hereto. Upon termination, no party shall have any liability or obligation under this Agreement except to observe the confidentiality provisions hereof and except to the extent a party has breached its representations, warranties, covenants or agreements hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               CAPITAL PACIFIC HOLDINGS, INC,


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                    Hadi Makarechian
                                    Chairman


                               CPH2, L.L.C.


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                    Hadi Makarechian
                                    Member

                               CPH3, L.L.C.

                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                    Hadi Makarechian
                                    Member

                               CALIFORNIA HOUSING FINANCE, L.P.

                               By:     California Housing Finance L.L.C.
                                       Its General Partner

                                       By: Farallon Capital Management, L.L.C.
                                           Its Manager


                                            By:/s/ Steve Millhan
                                               ------------------------------
                                                  Steve Millham
                                                  Managing Member


                               CAPITAL PACIFIC HOLDINGS, L.L.C.

                               By:  Capital Pacific Holdings, Inc.
                                    Member


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                     Hadi Makarechian
                                     Chairman of the Board


                               CAPITAL PACIFIC HOMES, INC.,
                               a Nevada corporation (formerly Durable Homes,
                               Inc.)


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                     Hadi Makarechian
                                     Chairman of the Board

                               CLARK WILSON HOMES, INC., a Texas corporation


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                     Hadi Makarechian
                                     Chairman of the Board


                               J.M. PETERS ARIZONA, INC.,
                               a Delaware corporation


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                     Hadi Makarechian
                                     Chairman of the Board


                               J.M. PETERS CALIFORNIA, INC.,
                               a Delaware corporation


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                     Hadi Makarechian
                                     Chairman of the Board


                               J.M. PETERS HOMES OF ARIZONA, INC.,
                               a Delaware corporation


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                     Hadi Makarechian
                                     Chairman of the Board


                               J.M. PETERS NEVADA, INC.,
                               a Delaware corporation


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                    Hadi Makarechian
                                    Chairman of the Board

                               PARKLAND ESTATES COMPANY, INC.,
                               a Delaware corporation


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                     Hadi Makarechian
                                     Chairman of the Board


                               NEWPORT DESIGN CENTER,
                               a California corporation


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                    Hadi Makarechian
                                    Chairman of the Board


                               PETERS RANCHLAND COMPANY, INC.,
                               a Delaware corporation


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                    Hadi Makarechian
                                    Chairman of the Board


                               CAPITAL PACIFIC HOMES, INC.,
                               a Delaware corporation (formerly Durable Homes of California, Inc.)


                               By:/s/ Hadi Makarechian
                                  ------------------------------
                                    Hadi Makarechian
                                    Chairman of the Board